Exhibit 8.1

March 22, 2011

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of $2,200,000 Medium-Term Notes, Series K, Notes Linked to a Commodity Basket due March 23, 2015 as described in the Company’s Pricing Supplement No. 76 dated March 15, 2011 (the “Pricing Supplement”), to Product Supplement No. 11 dated December 1, 2010, the Prospectus Supplement dated April 23, 2010 and the Prospectus dated June 4, 2009, contained in the Registration Statement on Form S-3, File No. 333-159738 (the “Registration Statement”). We hereby confirm our opinion as set forth under the heading “Tax Consequences” in the Pricing Supplement.

We hereby consent to the reference to us in the Pricing Supplement under the caption “Tax Consequences” and the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP